American Assets Trust, Inc. Reports First Quarter 2021 Financial Results and COVID-19 Operational Update

Net income available to common stockholders of $1.3 million for the first quarter, or $0.02 per diluted share
Funds From Operations per diluted share decreased 32% year-over-year for the first quarter, to $0.38 per diluted share
Collected 93% to date of rents that were due during the first quarter of 2021

SAN DIEGO, California - 4/27/2021 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its first quarter ended March 31, 2021.

First Quarter Highlights
•Net income available to common stockholders of $1.3 million for the first quarter, or $0.02 per diluted share.
•Funds From Operations decreased 32% year-over-year to $0.38 per diluted share for the first quarter.
•Same-store cash NOI decreased 4.5% year-over-year for the first quarter. Excluding lease termination fees, same-store cash NOI would have been (3.9)%.
•For the three months ended March 31, 2021, we have collected 99% of office rents, 84% of retail rents (including the retail component of Waikiki Beach Walk) and 95% of multifamily rents, that were due during the first quarter.
•Total collections increased to 93% in the first quarter of 2021 compared to 92% in the fourth quarter of 2021, 90% in the third quarter of 2020 and 87% in the second quarter of 2020.
•Leased approximately 65,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 1% and decrease of 2%, respectively, for the first quarter.
•Leased approximately 46,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent decrease of 5% and decrease of 8%, respectively, for the first quarter.
•Closed inaugural public bond offering of $500 million in principal amount of 3.375% senior unsecured notes due 2031.
•With proceeds from the inaugural public bond offering, we repaid the $150 million Senior Guaranteed Notes, Series A, with make-whole payment thereon, and the $100 million outstanding on our revolving line of credit.
•As of March 31, 2021, cash on the balance sheet was approximately $380 million with no debt obligations maturing during the remainder of 2021.

Financial Results
Net income attributable to common stockholders was $1.3 million, or $0.02 per basic and diluted share for the three months ended March 31, 2021 compared to $12.1 million, or $0.20 per basic and diluted share for the three months ended March 31, 2020. The year-over-year decrease in net income attributable to common stockholders is primarily due to (i) a $4.3 million debt extinguishment charge related to the repayment of the company's Senior Guaranteed Notes, Series A on January 26, 2021, (ii) a $2.8 million decrease in rental revenue for tenants who were changed to cash basis of revenue recognition during 2020 as the collectability was determined to be no longer probable for certain tenants at Alamo Quarry Market, Carmel Mountain Plaza, Del Monte Center, The Shops at Kalakaua, and Waikiki Beach Walk Retail, in large part due to, collection challenges with our movie theatres and gyms and a reduction in Hawaii tourism, and (iii) a decrease in revenue at our Waikiki Beach Walk Retail and Embassy Suites Hotel due to the COVID-19 pandemic causing a decline in occupancy, partially offset by an incremental increase in annualized base rents at La Jolla Commons, City Center Bellevue, and Torrey Reserve Campus.

During the first quarter of 2021, the company generated Funds From Operations (“FFO”) for common stockholders of $29.1 million, or $0.38 per diluted share, compared to $42.8 million, or $0.56 per diluted share, for the first quarter of 2020. The decrease in FFO from the corresponding period in 2020 was primarily due to the above described debt extinguishment charge, decrease in rental revenue from tenants who were changed to cash basis of revenue recognition, and a decrease in revenue at our Waikiki Beach Walk Retail and Embassy Suites Hotel, partially offset by an increase in revenue and annualized base rents in our office segment.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	March 31, 2021	December 31, 2020	March 31, 2020
Total Portfolio
Office	91.4%	93.0%	94.3%
Retail	90.8%	90.7%	95.2%
Multifamily	91.9%	86.2%	93.0%
Mixed-Use:
Retail	88.2%	89.2%	98.5%
Hotel	47.5%	51.3%	75.4%

Same-Store Portfolio
Office (1)	93.7%	95.3%	96.3%
Retail (2)	89.3%	89.2%	94.4%
Multifamily	91.9%	86.2%	93.0%
(1) Same-store office leased percentages excludes One Beach Street due to significant redevelopment activity.
(2) Same-store retail leased percentages exclude Waikele Center, due to significant redevelopment activity.

During the first quarter of 2021, the company signed 39 leases for approximately 124,300 square feet of office and retail space, as well as 432 multifamily apartment leases. Renewals accounted for 86% of the comparable office leases, 100% of the comparable retail leases, and 40% of the residential leases.

Office and Retail
On a comparable space basis (i.e. leases for which there was a former tenant) during the first quarter of 2021 and trailing four quarters ended March 31, 2021, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q1 2021	14	65,000	(2.3)%	$42.16	$43.16	1.3%
	Last 4 Quarters	36	182,000	8.9%	$47.10	$43.27	16.9%

Retail	Q1 2021	20	46,000	(7.8)%	$53.23	$57.74	(5.0)%
	Last 4 Quarters	75	288,000	(8.5)%	$35.55	$38.85	(4.9)%

Multifamily
The average monthly base rent per leased unit for same-store properties for the first quarter of 2021 was $2,174 compared to an average monthly base rent per leased unit of $2,079 for the first quarter of 2020, which is an increase of approximately 5%.

Same-Store Cash Net Operating Income
For the three months ended March 31, 2021, same-store cash NOI decreased 4.5% compared to the three months ended March 31, 2020. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (1)
	March 31,
	2021	2020	Change
Cash Basis:
Office (2)	$26,291	$26,693	(1.5)
Retail (2)	13,999	15,651	(10.6)%
Multifamily	7,107	7,266	(2.2)
Mixed-Use	—	—	—
Same-store Cash NOI (3)	$47,397	$49,610	(4.5)%

(1)    Same-store portfolio excludes (i) Waikele Center due to significant redevelopment activity; (ii) One Beach Street due to significant redevelopment activity; (iii) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; and (iv) land held for development.
(2)    Same-store cash NOI for the three months ended March 31, 2021 includes cash lease termination fees received of $0.1 million. Excluding lease termination fees for the three months ended March 31, 2021, office same-store cash NOI would have been (1.2)%.
(3)    Excluding lease termination fees for the three months ended March 31, 2021, same-store cash NOI would have been (3.9)%.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At March 31, 2021, the company had gross real estate assets of $3.3 billion and liquidity of $730.4 million, comprised of cash and cash equivalents of $380.4 million and $350.0 million of availability on its line of credit, which the company believes is sufficient to meet the company's short-term liquidity requirements. At March 31, 2021, the company has only 1 out of 28 assets encumbered by a mortgage. The company has no debt obligations maturing during the remainder of 2021.

Dividends
The company declared dividends on its shares of common stock of $0.28 per share for the first quarter of 2021. The dividends were paid on March 25, 2021.

In addition, the company has declared a dividend on its common stock of $0.28 per share for the second quarter of 2021. The dividend will be paid in cash on June 24, 2021 to stockholders of record on June 10, 2021. The company maintained the dividend from $0.28 per share in the second quarter of 2021 based on the company's rent collection in the first quarter.

COVID-19 Operational Update

Operations
As of March 31, 2021, we have entered into lease modifications that resulted in COVID-19 adjustments (including rent deferrals and other monetary lease concessions) for approximately 1.5% of the rent originally contracted for the three months ended March 31, 2021. Furthermore, as of March 31, 2021 and specific to the impact of COVID-19 on our retail sector (including the retail component of Waikiki Beach Walk Retail and Embassy Suites Hotel) for the three months ended March 31, 2021, we have recorded an allowance for doubtful accounts against accounts receivable of approximately 2% and an allowance for doubtful accounts against deferred rent receivables (straight-line rent receivables) of approximately 2%.

Rent Collection for the First Quarter of 2021 and April 2021(1)

	January	February	March	Q1 Average	April
Office	99.0%	99.1%	99.1%	99.0%	99.0%
Retail	89.8%	90.2%	90.4%	90.1%	89.8%
Multifamily	95.0%	95.4%	95.4%	95.3%	94.5%
Mixed-Use (2)	44.1%	42.6%	40.3%	42.4%	43.9%
Average	92.8%	93.1%	93.4%	93.1%	93.5%
(1) Data as of April 23, 2021.
(2) Includes only the retail portion of Waikiki Beach Walk Retail and Embassy Suites Hotel.

Rent Deferrals
As of March 31, 2021, we have entered into deferral agreements for $8.6 million of recurring rents related to the second, third, and fourth quarters of 2020 and first quarter of 2021. The weighted average payback period of the deferral agreements is approximately 43 months. Revenue from approximately 69% of tenants with deferral agreements is recognized on a straight-line basis comprising approximately 40% of the deferred amount. For the first quarter of 2021, we collected approximately 88% of the $0.8 million of the deferred rent repayments due during the period.

Conference Call
The company will hold a conference call to discuss the results for the first quarter and year end 2021 on Wednesday, April 28, 2021 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 3392808. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, April 28, 2021 through Wednesday, May 5, 2021. To access the replay, dial 1-855-859-2056 and use the pass code 3392808. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's first quarter 2021 results may be found on the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	March 31, 2021	December 31, 2020
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,164,594	$3,155,280
Construction in progress	93,001	91,047
Held for development	547	547
	3,258,142	3,246,874
Accumulated depreciation	(776,825)	(754,140)
Real estate, net	2,481,317	2,492,734
Cash and cash equivalents	380,434	137,333
Restricted cash	1,716	1,716
Accounts receivable, net	6,031	6,938
Deferred rent receivables, net	76,690	72,476
Other assets, net	103,158	106,112
Total assets	$3,049,346	$2,817,309
Liabilities and equity
Liabilities:
Secured notes payable, net	$110,934	$110,923
Unsecured notes payable, net	1,536,890	1,196,677
Unsecured line of credit, net	—	99,151
Accounts payable and accrued expenses	71,226	59,262
Security deposits payable	6,629	6,590
Other liabilities and deferred credits, net	88,228	91,300
Total liabilities	1,813,907	1,563,903
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 60,472,286 and 60,476,292 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	605	605
Additional paid-in capital	1,447,128	1,445,644
Accumulated dividends in excess of net income	(192,098)	(176,560)
Accumulated other comprehensive income	1,964	1,753
Total American Assets Trust, Inc. stockholders' equity	1,257,599	1,271,442
Noncontrolling interests	(22,160)	(18,036)
Total equity	1,235,439	1,253,406
Total liabilities and equity	$3,049,346	$2,817,309

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended March 31,
	2021	2020
Revenue:
Rental income	$81,130	$92,070
Other property income	2,856	4,673
Total revenue	83,986	96,743
Expenses:
Rental expenses	18,246	22,568
Real estate taxes	11,354	11,045
General and administrative	6,823	6,820
Depreciation and amortization	27,501	27,462
Total operating expenses	63,924	67,895
Operating income	20,062	28,848
Interest expense	(14,005)	(13,472)
Early extinguishment of debt	(4,271)	—
Other income (expense), net	(53)	108
Net income	1,733	15,484
Net income attributable to restricted shares	(137)	(104)
Net income attributable to unitholders in the Operating Partnership	(339)	(3,312)
Net income attributable to American Assets Trust, Inc. stockholders	$1,257	$12,068

Net income per share
Basic income attributable to common stockholders per share	$0.02	$0.20
Weighted average shares of common stock outstanding - basic	59,984,335	59,723,072

Diluted income attributable to common stockholders per share	$0.02	$0.20
Weighted average shares of common stock outstanding - diluted	76,165,872	76,113,620

Dividends declared per common share	$0.28	$0.30

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

Three Months Ended
March 31, 2021
Funds From Operations (FFO)
Net income	$1,733
Depreciation and amortization of real estate assets	27,501
FFO, as defined by NAREIT	$29,234
Less: Nonforfeitable dividends on restricted stock awards	(135)
FFO attributable to common stock and units	$29,099
FFO per diluted share/unit	$0.38
Weighted average number of common shares and units, diluted	76,170,653

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)
	March 31,
	2021	2020
Same-store cash NOI	47,397	$49,610
Non-same-store cash NOI	2,317	7,083
Tenant improvement reimbursements (2)	69	2,796
Cash NOI	$49,783	$59,489
Non-cash revenue and other operating expenses (3)	4,603	3,641
General and administrative	(6,823)	(6,820)
Depreciation and amortization	(27,501)	(27,462)
Interest expense	(14,005)	(13,472)
Early extinguishment of debt	(4,271)	—
Other income (expense), net	(53)	108
Net income	$1,733	$15,484

Number of properties included in same-store analysis	25	24
(1)    Same-store portfolio includes the 830 building at Lloyd Portfolio which was placed into operations on August 1, 2019 after renovating the building. Same-store portfolio excludes (i) Waikele Center, due to significant redevelopment activity; (ii) One Beach Street, due to significant redevelopment activity; (iii) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; and (iv) land held for development.
(2)    Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(3)    Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; net change in lease receivables, the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, lease termination fees at Carmel Mountain Plaza, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash net operating income ("NOI") internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI, is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, net change in lease receivables, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii.  The company's office portfolio comprises approximately 3.4 million rentable square feet, and its retail portfolio comprises approximately 3.1 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Currently, one of the most significant risk factors, is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the company, its tenants and guests, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the company, its tenants and guests will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607